Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Joseph D. Markee Joins Dot Hill as Director

CARLSBAD, Calif. – June 14, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) announced today that Joseph D. Markee has been elected to the Dot Hill board of directors.

Markee currently serves as chief executive officer for Figure 8 Wireless, a privately held company. Figure 8 Wireless is a leading provider of software and networking solutions focused on standardized wireless communications. Prior to Figure 8, Markee was co-founder and founding chief executive officer of Copper Mountain Networks. Copper Mountain designs, develops and delivers subscriber access and broadband remote access server solutions for facilities-based carrier networks. From 1988 to 1995, Markee was co-founder and held several senior management roles at Primary Access, a remote access server company which was sold to 3Com Corporation in 1994. Markee graduated from the University of California, Davis where he received a B.S. in Electrical Engineering and Computer Science.

“We are delighted that Mr. Markee has joined the Dot Hill board of directors,” said Jim Lambert, Dot Hill’s president and chief executive officer. “Mr. Markee brings valuable technology and business perspective to our board. His expertise in helping to grow successful companies will prove a real asset to the future success of Dot Hill.”

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® II family of storage systems, the RIO Xtreme storage servers, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme and are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Certain statements contained in this press release regarding matters that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include the performance of Dot Hill stock as a result of Mr. Markee’s presence on the board of directors. The risks that contribute to the uncertain nature of the forward-looking statements include: unforeseen technological, intellectual property, supply or engineering issues and changing customer preferences. However, there are many other risks not listed here that may affect the future business of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

###